Exhibit 99.1

NEWS RELEASE	C2008-11
DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	Contact: Thomas A. McDonnell (816) 435-8684 President and Chief Executive Officer Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer

FOR IMMEDIATE RELEASE - November 14, 2008	Page 1

DST SYSTEMS, INC. ANNOUNCES
BUSINESS ACQUISITION

KANSAS CITY, MO (November 14, 2008) -DST Systems, Inc. (NYSE: DST) has acquired 100% of the stock of BlueDoor Technologies Pty Ltd (“BlueDoor”), a private company based in Melbourne, Australia.

BlueDoor provides software solutions for participant accounting for the funds management and retirement savings (“superannuation”) markets in Australia. BlueDoor has approximately 35 employees and reported revenues of approximately $7.0 million (AUD) for the fiscal year ended June 30, 2008.

BlueDoor’s financial results after November 14, 2008 will be consolidated with those of DST. On a pro-forma basis, the transaction is not expected to have a material impact on DST’s net income or earnings per share for 2008.

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The information and comments in this press release may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results could differ. There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.